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                                                                  Exhibit 99.B11




CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 23 to Registration Statement No. 2-91215 of Prudential California Municipal Fund of our reports dated October 14, 1996, appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are incorporated by reference in such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
October 28, 1996